As filed with the Securities and Exchange Commission on October 14, 2015

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
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Blue Bird Corporation
(Exact name of registrant as specified in its charter)

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Delaware	46-3891989
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

402 Blue Bird Blvd.
Fort Valley, GA 31030
Telephone: (478) 822-2130
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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Blue Bird Corporation Employee Stock Purchase Plan
(Full title of the plan)
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Philip Tighe
Chief Financial Officer
Blue Bird Corporation
402 Blue Bird Blvd.
Fort Valley, GA 31030
Telephone: (478) 822-2009
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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Copies to:
Terry F. Schwartz, Esq.
Smith, Gambrell & Russell, LLP
1230 Peachtree Street, NE
Promenade, Suite 3100
Atlanta, GA 30309
Telephone: (404) 815-3731

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.0001 par value per share	200,000	$10.91	$2,182,000	$220.00

(1)    Covers 200,000 shares of common stock issuable under the Blue Bird Corporation Employee Stock Purchase Plan (the “Purchase Plan”) and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, an indeterminable number of additional shares of common stock issuable under the Purchase Plan, as such amount may be adjusted as a result of stock splits, stock dividends, recapitalizations, anti-dilution provisions and similar transactions.

(2)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the Purchase Plan are based on the average of the high and the low price of the registrant’s common stock as reported on the NASDAQ Global Market on October 8, 2015.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plan are exercised.

TABLE OF CONTENTS

PART I	INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS	I – 1
PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	II - 1
	Item 3. Incorporation of Documents by Reference.	II – 1
	Item 4. Description of Securities.	II – 2
	Item 5. Interest of Named Experts and Counsel.	II – 2
	Item 6. Indemnification of Directors and Officers.	II – 2
	Item 7. Exemption from Registration Claimed.	II – 3
	Item 8. Exhibits.	II – 3
	Item 9. Undertakings.	II – 3
SIGNATURES		II – 6
EXHIBIT INDEX		II – 7

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Blue Bird Corporation Employee Stock Purchase Plan (the “Purchase Plan”) as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed by the Company with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Throughout this Registration Statement, the words “Blue Bird,” “we,” “us,” the “Company,” and “our” refer to Blue Bird Corporation and its subsidiaries.

Part I - 1

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by us with the SEC are incorporated in and made a part of this Registration Statement by reference:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 27, 2015;

(2)	Our Definitive Proxy Statement dated January 20, 2015 and our Proxy Statement Supplement dated February 10, 2015;

(3)
Our Current Reports on Form 8-K filed with the SEC prior to the business combination on January 7, 2015, January 22, 2015, February 9, 2015, February 10, 2015, February 11, 2015, February 17, 2015, February 19, 2015 and February 23, 2015 (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

(4)
Our Current Reports on Form 8-K filed with the SEC after the business combination on February 26, 2015, March 2, 2015 (two reports, one of which was amended on March 6, 2015 and on April 23, 2015), March 3, 2015, March 18, 2015, April 16, 2015, April 23, 2015, May 19, 2015 (which was amended on May 21, 2015), June 1, 2015, June 4, 2015, August 11, 2015, August 18, 2015, August 27, 2015 and October 8, 2015 (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

(5)	Our Quarterly Report on Form 10-Q for the quarter ended April 4, 2015 filed with the SEC on May 19, 2015;

(6)	Our Quarterly Report on Form 10-Q for the quarter ended July 4, 2015 filed with the SEC on August 18, 2015 (which was amended on August 18, 2015);

(7)
The description of our Common Stock contained in our Registration Statement on Form S-1, as amended, Registration No. 333-192982, as updated in our Proxy Statement dated January 20, 2015 (beginning on page 259) and our Form 8-K filed with the SEC on March 2, 2015, including any amendments or reports filed for the purpose of updating such description; and

(8)
All other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities that remain unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, expect as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are

Part II - 1

not required to be filed with this Registration Statement, and nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC.
Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees, and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation. The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The Company’s certificate of incorporation, as amended and restated, and bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL. In addition, the Company has entered into indemnification agreements with each of its current directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law if the director or officer was, is made, or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of the Company, for all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with such proceeding, or, for all expenses actually and reasonably incurred by the director or officer in connection with any proceeding by or in the right of the Company, in both cases, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of a criminal proceeding, in addition, had no reason to believe his or her conduct was unlawful. The indemnification agreement also provides for, among other things, (i) partial indemnification of all expenses actually and reasonably incurred by the director or officer in the event that he or she was successful as to less than all of the claims in connection with any proceeding; (ii) that, in respect of any proceeding in which the Company is jointly liable with the director or officer, to the fullest extent permitted by law, the Company waives and relinquishes any right of contribution it may have against the director or officer; (iii) proportionate contribution by the Company of all expenses actually incurred and paid or payable in the event the director or officer shall elect or be required to pay all or any portion of a judgment or settlement in any proceeding in which the Company is jointly liable; and (iv) to the fullest extent permitted by law, that the Company will advance the expenses incurred by or on behalf of the director or officer in connection with any eligible proceeding, provided that the director or officer undertakes to repay the amounts advanced to the extent it is ultimately determined

Part II - 2

that the director or officer is not entitled to indemnification by the Company. The Company also intends to enter into indemnification agreements with its future directors and executive officers.

The Company has purchased directors’ and officers’ liability insurance. The Company believes that this insurance is necessary to attract and retain qualified directors and officers.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description of Exhibit
4.1
Second Amended and Restated Certificate of Incorporation of Hennessy Capital Acquisition Corp. (now named Blue Bird Corporation) (incorporated herein by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K filed by the registrant on February 26, 2015).

4.2
Bylaws of Hennessy Capital Acquisition Corp. (incorporated herein by reference to Exhibit 3.3 of the registrant’s Registration Statement on Form S-1 (File No. 333-192982) filed with the SEC on December 20, 2013).

4.3	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 of the registrant’s Current Report on Form 8-K filed with the SEC on March 2, 2015).
5.1	Opinion of Smith, Gambrell & Russell, LLP.*
23.1	Consent of Rothstein Kass.*
23.2	Consent of KPMG LLP.*
23.3	Consent of PricewaterhouseCoopers LLP.*
23.4	Consent of Smith, Gambrell & Russell, LLP (filed as part of Exhibit 5.1).*
24.1	Power of Attorney.*
99.1
Blue Bird Corporation Employee Stock Purchase Plan (incorporated herein by reference to Appendix A of the Definitive Proxy Statement on Schedule 14A of Blue Bird Corporation filed with the SEC on August 24, 2015).† †

* Filed herewith.
†† Management contract or compensatory plan or arrangement.

Item 9.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission

Part II - 3

pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, (1) that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant

Part II - 4

has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Part II - 5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Valley, State of Georgia, on this 14th day of October, 2015.
Blue Bird Corporation
By: /s/ Phil Horlock
Phil Horlock
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Phil Horlock	President, Chief Executive Officer and Director
Phil Horlock	(Principal Executive Officer)	October 14, 2015

/s/ Phil Tighe	Chief Financial Officer
Phil Tighe	[(Principal Financial and Accounting Officer)]	October 14, 2015

/s/ Gurminder S. Bedi*
Gurminder S. Bedi	Director	October 14, 2015

/s/ Dennis Donovan*
Dennis Donovan	Director	October 14, 2015

/s/ Chan Galbato*
Chan Galbato	Director	October 14, 2015

/s/ Adam Gray*
Adam Gray	Director	October 14, 2015

/s/ Daniel J. Hennessy*
Daniel J. Hennessy	Director	October 14, 2015

/s/ Dev Kapadia*
Dev Kapadia	Director	October 14, 2015

/s/ Alan H. Schumacher*
Alan H. Schumacher	Director	October 14, 2015

*By: /s/ Phil Horlock
Phil Horlock
Attorney-in-Fact

Part II - 6

INDEX OF EXHIBITS FILED HEREWITH

Exhibit Number	Description of Exhibit
5.1	Opinion of Smith, Gambrell & Russell, LLP.
23.1	Consent of Rothstein Kass.
23.2	Consent of KPMG LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of Smith, Gambrell & Russell, LLP (filed as part of Exhibit 5.1).
24.1	Power of Attorney.

Part II - 7